Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 23, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Digi International Inc. on Form 10-K for the year ended September 30, 2022. We consent to the incorporation by reference of said reports in this Registration Statements of Digi International Inc. on Form S-3 (File No. 333-253781) and Forms S-8 (File Nos. 333-187949, 333-144872, 333-169427, 333-169428, 333-194518, 333-194522, 333-209958, 333-218002, 333-225308, 333-231365, 333-256288, 333-238614 and 333-264944).

/s/ GRANT THORNTON LLP
Cincinnati, Ohio
November 23, 2022